Exhibit 10.31

Execution Version

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WYNN LAS VEGAS, LLC

(“Employer”)

- and -

Marilyn Winn Spiegel

(“Employee”)

DATED:        November 8th, 2010

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of November 2010, by and between WYNN LAS VEGAS, LLC (“Employer”) and MARILYN WINN SPIEGEL (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and is engaged in the business of developing, owning and operating a casino resort at such place of business; and,

WHEREAS, Employer is a wholly-owned subsidiary of Wynn Resorts, Limited, a corporation duly organized and existing under the laws of the State of Nevada (“WRL”); and

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee is an adult individual residing in Las Vegas, NV; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate” – means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition only, “control”, “controlling” and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. For purposes hereof, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(b) “Anniversary” – means each anniversary date of the Effective Date during the Term (as defined in Section 5 hereof).

(c) “Cause” – means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iii) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge her duties (other than due to physical or mental illness) commensurate with her title and function, or Employee’s failure to comply with the lawful directions of Employer’s Board of Directors, that is not cured within fifteen (15) days after Employee has received written notice thereof from the Board;

(v) a willful and knowing material misrepresentation to Employer’s Board of Directors;

(vi) a willful violation of a material policy of Employer, which does or could result in material harm to Employer or to Employer’s reputation; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d) “Change of Control” “ – means the occurrence, after the Effective Date, of any of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WRL, Employer, or of any entity resulting from a merger or consolidation involving WRL or Employer, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL, Employer or such entity;

(ii) the individuals who, as of the Effective Date, are members of WLR’s Board of Directors (the “Existing Directors”) cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of (x) a merger, consolidation or reorganization to which WRL or Employer is a party, whether or not WRL or Employer is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of WRL or Employer, in one transaction or a series of related transactions, to any Person other than WRL or Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a

“Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (iii) if the Persons who were the stockholders of WRL or Employer immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of WRL or Employer are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in WRL or Employer immediately before such Transaction.

For purposes of the foregoing definition of “Change in Control,” the term “Excluded Stockholder” means Stephen A. Wynn, the spouse, ex-spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

(e) “Complete Disability” – means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform (with reasonable accommodation) Employee’s obligations under this Agreement for a period as defined by Employer’s disability plan or plans.

(f) “Confidential Information” – means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer’s or Affiliate’s existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliate, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential. Notwithstanding anything to the contrary contained herein, the term “Confidential Information” shall not include information, data, analyses, documents, compilations or materials that (i) are when furnished or thereafter become available to the public other than as a result of a disclosure by Employee, (ii) are already in the possession of or become available to Employee from a source other than Employer or its Affiliates, or (iii) Employee demonstrates have been independently developed without a violation of this Agreement.

(g) “Effective Date” – means December 1, 2010.

(h) “Good Reason” – means the occurrence, on or after the occurrence of a Change in Control, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i)	Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subsection 7(a) below);

(ii)	Employer or any of its Affiliates discontinues its bonus plan in which Employee participates as in effect immediately before the Change in Control without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer, its Affiliates or its successor entity;

(iii)	Employer or any of its Affiliates materially reduces the aggregate benefits and perquisites to Employee from those being provided immediately before the Change in Control;

(iv)	Employer or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 25 miles from the location of Employee’s job or office immediately before the Change in Control; and

(v)	Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported immediately before the Change in Control; or (vi) the successor to Employer or any of its Affiliates fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(i) “Separation Payment” – means a lump sum equal to (A) Employee’s Base Salary for the remainder of the Term (but not less than 12 months) (as defined in Section 7(a) of this Agreement, plus (B) the bonus that was paid to Employee under Section 7(b) for the preceding bonus period (projected over 12 months if the bonus was for less than a year), plus (C) any accrued but unpaid vacation pay and unreimbursed expenses.

(g) “Trade Secrets” – means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

(h) “Work of Authorship” – means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s or its Affiliate’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

2. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a management or executive capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood, that Employee shall only report directly to the Chief Operating Officer of WRL.

3. DUTIES OF EMPLOYEE. Employee shall serve as “President – Wynn Las Vegas and Encore” and Employee shall perform such duties assigned to Employee by Employer as are consistent with such position and title. Employee’s duties shall include, but not be limited to: (i) the efficient and continuous operation of Employer; (ii) the preparation of relevant budgets and allocation or relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee’s supervision and (v) such other and further duties as may be assigned by Employer to Employee from time to time, consistent with Employee’s position and title. The foregoing notwithstanding, Employee shall devote such time to Employer or its Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder. Without Employee’s consent, Employee shall not be required to perform any duties hereunder at any location other than the Wynn/Encore Resort premises in Las Vegas, Nevada.

4. ACCEPTANCE OF EMPLOYMENT. Employee hereby accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and reasonable efforts to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates. Notwithstanding anything to the contrary contained herein, Employee may (i) serve as a director of non-affiliated entities involved in charitable, educational, religious, industry trade, public interest or public service causes, and (ii) engage in passive investing and managing personal and family investments so long as such activities do not detract from the performance of Employee’s duties in any material respect and are not inconsistent with Employer’s brand or corporate philosophy.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of five years commencing on the Effective Date of this Agreement and terminating on the fifth Anniversary of the Effective Date at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Paragraphs 9 and 10. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, and (b) the employment relationship may be terminated at any time by either party, with or without cause or notice.

Concurrent with Employee’s resignation from Employer or upon the termination of Employee’s employment with Employer, Employee agrees to resign, and shall be deemed to have resigned, all other positions (including but not limited to board of director memberships) that Employee may have held immediately prior to Employee’s resignation or termination.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement);

(e) the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that, within ten (10) calendar days after such notice, Employer must tender the Separation Payment to Employee;

(f) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that, within ten (10) calendar days after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee; or

(g) at Employee’s sole election in writing as provided in Section 17 of this Agreement, after both a Change of Control and as a result of Good Reason, provided, however, that, within ten (10) calendar days after the expiration of such cure period without the cure having been effected, Employer must tender the Separation Payment to Employee.

In the event of a termination of this Agreement pursuant to the provisions of Section(s) 6(a), (b), (c) or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary, vacation pay accrued but unpaid through the termination date and the reimbursement of permitted expenses. In the event of a termination of this Agreement pursuant to the provisions of Section(s) 6(e), (f) or (g), Employer must tender the Separation Payment within ten (10) days of such termination.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of One Million Dollars ($1,000,000) per annum, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

(b) Bonus Compensation. Employee will be eligible to receive a bonus at such times and in such amounts as the Compensation Committee of WRL or Employer, as the case may be, may determine in their sole and exclusive discretion, until such time as WRL or Employer, as applicable, may adopt a performance-based bonus plan, and thereafter in accordance with such plan. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and generally available to employees of Employer or any of its Affiliates during the Term. All issues as to eligibility for specific benefits and payment of benefits shall be as set forth in the applicable insurance policies or plan documents. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time.

(d) Expense Reimbursement. During the Term and provided the same are authorized by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Such reimbursable expenses shall include, but are not limited to, (i) reasonable entertainment and promotional expenses, (ii) gift and travel expenses, (iii) dues and expenses of membership in professional societies and fraternal organization, and (iv) the like. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to four weeks annual paid vacation and paid holidays in accordance with Employer’s respective standard policies.

(f) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

(g) Equity Grant. The Compensation Committee of WRL has approved the grant to Employee, effective as of the Effective Date, of 25,000 shares of restricted stock of WRL in accordance with WRL’s Stock Incentive Plan (the “Grant”). Such Grant shall automatically vest, and the applicable restrictions on the subject shares shall automatically lapse, on the date that is the fifth (5th) Anniversary of the Effective Date; provided, however, that, in addition to the Employer’s obligations relating to the Separation Payment, if Employee’s employment is terminated pursuant to Section 6(e) or Section 6(f), then such Grant shall automatically vest, and the applicable restrictions on the subject shares shall automatically lapse, with respect to that portion of the Grant equal to the greater of (x) 12,500 shares of such restricted stock and (y) the number of shares of such restricted stock that would have been vested if such shares had vested, and the applicable restrictions had lapsed, pro rata on a monthly basis for the number of months during the Term that had elapsed prior to such termination. For example, if Employee’s employment is terminated without Cause in accordance with Section 6(e) or Section 6(f): (A) twenty-eight (28) months after the Effective Date, then 12,500 shares of such restricted stock shall automatically vest coincident with such termination and (B) thirty-eight (38) months after the Effective Date, then 15,833 shares of such restricted stock shall automatically vest coincident with such termination (i.e. 63% of the 25,000 restricted shares subject to the Grant due to fact that 63% of the total 60 months had elapsed during the term).

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement and/or Employee’s employment may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement or Employee’s employment by the Authorities is required for Employee to carry out Employee’s duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement or employee’s employment is not so approved by the Authorities, then this Agreement shall immediately terminate, extinguishing any and all obligations of Employer except for the payment of Base Salary, accrued and unpaid vacation and expense reimbursement through the date of such termination.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the Authorities’ final refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY.

(a) Employee hereby warrants, covenants and agrees that Employee shall not directly or indirectly use or disclose any Confidential Information, Trade Secrets, or Works of Authorship, whether in written, verbal, electronic, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by Employer in writing. Employee shall take all necessary and available precautions to protect against the unauthorized disclosure of Confidential

Information, Trade Secrets, or Works of Authorship. Employee acknowledges and agrees that such Confidential Information, Trade Secrets, or Works of Authorship are the sole and exclusive property of Employer.

(b) Employee shall not remove from Employer’s premises any Confidential Information, Trade Secrets, Works of Authorship, or any other documents pertaining to Employer’s or its Affiliate’s business, unless expressly authorized by Employer in writing. Furthermore, Employee specifically covenants and agrees not to make any duplicates, copies, or reconstructions of such materials and that, if any such duplicates, copies, or reconstructions are made, they shall become the property of Employer or its Affiliate upon their creation.

(c) Upon termination of Employee’s employment with Employer for any reason, Employee shall turn over to Employer the originals and all copies of any and all papers, documents and things, including information stored for use in or with computers and software, all files, Rolodex cards, phone books, notes, price lists, customer contracts, bids, customer lists, notebooks, books, memoranda, drawings, computer disks or drives, or other documents: (i) made, compiled by, or delivered to Employee concerning any customer served by Employer or its Affiliate or any product, apparatus, or process manufactured, used, developed or investigated by Employer; (ii) containing any Confidential Information, Trade Secret or Work of Authorship; or (iii) otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents are the sole and exclusive property of Employer or its Affiliate.

(d) Employee hereby warrants, covenants and agrees that Employee shall not disclose to Employer, or any Affiliate, officer, director, employee or agent of Employer, any proprietary or confidential information or property, including but not limited to any trade secret, formula, pattern, compilation, program, device, method, technique or process, which Employee is prohibited by contract, or otherwise, to disclose to Employer (the “Restricted Information”). In the event Employer requests Restricted Information from Employee, Employee shall advise Employer that the information requested is Restricted Information and may not be disclosed by Employee.

(e) The obligations of this Section 9 are continuing and shall survive the termination of Employee’s employment with Employer for any reason.

(f) Notwithstanding anything to the contrary contained herein, following the termination of this Agreement for any reason, the conscious awareness of any Confidential Information by the Employee without the actual disclosure thereof, and Employee’s personal consideration of such information, without the actual disclosure thereof, in connection with her pursuit or evaluation of, involvement with or participation in, any project or activity shall not constitute a breach of this Section 9 in any manner whatsoever.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that during the Term, or for such period as Employer continues to employ or compensate Employee following the Term, whichever is longer, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates currently operate or have announced, publicly or otherwise, a plan to have hotel or gaming operations.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any management level employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates operate have publicly announced, publicly or otherwise, a plan to have hotel or gaming operations.

(c) Employee hereby further covenants and agrees that the restrictive covenants contained in this Section 10 are reasonable as to duration, terms and geographical area and that they protect the legitimate interests of Employer, impose no undue hardship on Employee, and are not injurious to the public. In the event that any of the restrictions and limitations contained in this Section 10 are deemed to exceed the time, geographic or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions so as to bring this Section 10 within the maximum time, geographical or other limitations permitted by Nevada law.

11. REMEDIES. Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer’s business in a highly competitive market. Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer’s and its Affiliates’ customers and businesses is essential, and understands and agrees that Employer’s and its Affiliates’ relationships with its customers and its employees are special and unique and have required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Section 9 or 10 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee’s representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

12. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

13. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

14. ASSIGNMENT. Employee shall not assign this Agreement or delegate Employee’s duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 14 shall be null and void and of no force or effect. Employer shall not assign this Agreement or its duties hereunder without the express written prior consent of Employee thereto; provided, however, that Employer shall have the right to assign this Agreement to any successor to Employer’s business and assets in a bona fide transaction. Any purported assignment by Employer in violation of this Section 14 shall be null and void and of no force or effect.

15. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

17. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: General Counsel

TO EMPLOYEE:	Marilyn Winn Spiegel
9705 Winter Palace
Las Vegas, NV 89145

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 17.

18. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

19. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

20. WAIVER. None of the terms of this Agreement, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. DISPUTE RESOLUTION. Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law to enforce Sections 9, 10 and/or 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, the breach hereof, or Employee’s employment by Employer, including without limitation any claim involving the interpretation or application of this Agreement, or claims for wrongful termination, discrimination, or other claims based upon statutory or common law, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration (“AAA”), to the extent not inconsistent with this Section as set forth below. This Section 21 applies to any claim Employee might have against any officer, director, employee, or agent of Employer or its Affiliate, and all successors and assigns of any of them. These arbitration provisions shall survive the termination of Employee’s employment with Employer and the expiration of the Agreement.

(a) Coverage of Arbitration Agreement: The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement. The parties contemplate by this Section 21 arbitration of all clams against each of them to the fullest extent permitted by law except as specifically excluded by this Agreement. Only claims that are justiciable or arguably justiciable under applicable federal, state or local law are covered by this Section, and include, without limitation, any and all alleged violations of any federal, state or local law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employee. Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims. This Section 21 excludes claims under state workers’ compensation or unemployment compensation statutes; claims pertaining to any of Employer’s employee welfare, insurance, benefit, and pension plans, with respect to which are applicable the filing and appeal procedures of such plans shall apply to any denial of benefits; and claims for injunctive or equitable relief for violations of non-competition and/or confidentiality agreements in Sections 9, 10 and 11.

(b) Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 21 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Employer’s and Employee’s rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims covered by this Section 21(a). By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other. In the event of any administrative or judicial action by any agency or third party to adjudicate, on behalf of Employee, a claim subject to arbitration, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim will be any award decreed by an arbitrator pursuant to the provisions of this Agreement.

(c) Initiation of Arbitration: To commence arbitration of a claim subject to this Section 21, the aggrieved party must, within the time frame provided in Section 21(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Employee against Employer, such notice shall be given to Employer’s Legal Department. Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought. In the event that either party files an action in any court to pursue any of the claims covered by this Section 21, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration. In such event, the other party may move that court to compel arbitration.

(d) Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or six (6) months following the discovery of such claim by the parties hereto, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim. The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e) Arbitrator Selection: The parties contemplate that, except as specifically set forth in this Section 21, selection of three (3) arbitrators shall take place pursuant to the then-current rules of the AAA applicable to employment disputes. The arbitrators must be either retired judges or attorneys experienced in employment law. The parties will select three (3) arbitrators from among a list of qualified neutral arbitrators provided by AAA. If the parties are unable to agree on the arbitrators, the parties will select arbitrators by alternatively striking names from a list of qualified arbitrators provided by AAA. AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to four arbitrators). The remaining named arbitrator will be selected.

(f) Arbitration Rights and Procedures: Employee may be represented by an attorney of his/her choice at his/her own expense. Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. The arbitrators are without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement. The arbitrators will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law. In such a situation, the arbitrators shall specify in the award the specific statute or other basis under which such relief is granted. The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed. The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA. The arbitrators will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing. The arbitrators will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition. The parties will exchange witness lists at least 30 days prior to the hearing. The arbitrators will have subpoena power so that either Employee or Employer may summon witnesses. The arbitrators will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing. Both parties shall have the right to file post-hearing briefs. Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g) Arbitrators’ Award: The decision of two (2) out of three (3) of the arbitrators shall be binding and the arbitrators will issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law. The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested. The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law. The arbitrators’ decision shall be final and binding on both parties. Judgment upon an award rendered by the arbitrators may be entered in any court having competent jurisdiction.

(h) Fees and Expenses: Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrators shall be allocated by AAA under its rules and procedures. Employee and Employer shall each pay his/her/its own expenses for presentation of their cases, including but not limited to attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses. If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrators may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

22. PAROL. This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or its Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee’s employment with Employer or its Affiliates. As of the Effective Date, this Agreement supersedes and replaces any and all prior employment agreements, change in control agreements and severance plans or agreements, whether written or oral, by and between Employee, on the one side, and Employer or any of Employer’s Affiliates, on the other side, or under which Employee is a participant. From and after the Effective Date, Employee shall be employed by Employer under the terms and pursuant to the conditions set forth in this Agreement.

23. REVIEW BY PARTIES AND THEIR LEGAL COUNSEL. The parties represent that they have read this Agreement and acknowledge that they have discussed its contents with their respective legal counsel or have been afforded the opportunity to avail themselves of the opportunity to the extent they each wished to do so.

24. COMPLIANCE WITH IRC SECTION 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with Employer (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Employer, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Employee’s “termination of employment” shall refer to Employee’s separation from service with Employer within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

	WYNN LAS VEGAS, LLC	EMPLOYEE

By:	/s/ Marc D. Schorr	/s/ Marilyn Winn Spiegel
	Marc D. Schorr	Marilyn Winn Spiegel

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